EQT REPORTS SECOND QUARTER 2020 RESULTS
Delivering on promises and setting the stage for continued value creation

PITTSBURGH, July 27, 2020 -- EQT Corporation (NYSE: EQT) today announced financial and operational performance results for the second quarter 2020.

Second Quarter Highlights:
•Delivered sales volumes of 346 Bcfe or 3.8 Bcfe per day, 21 Bcfe above midpoint of guidance for second quarter 2020
•Total operating revenues of $527 million; received an average realized price of $2.36 per Mcfe, a $0.56 premium to NYMEX pricing
•Capital expenditures of $303 million, $163 million lower than the second quarter 2019 and in line with second quarter 2020 expectations
•Achieved well costs of $680 per foot in the Pennsylvania Marcellus, surpassing target well cost by $50 per foot
•Achieved an industry first 24-hour drilling record of 10,566 feet - over 2 miles per day
•Successfully issued $500 million in convertible senior notes to address near-term debt maturities
•Received $190 million in tax refunds
•Divested certain non-strategic assets for an aggregate purchase price of $125 million
•Reduced total debt by $417 million and net debt(1) by $401 million, fully retiring the 2021 term loan
•Placed approximately $0.1 billion in surety bonds, reducing outstanding letters of credit and improving liquidity

President and CEO Toby Rice stated, “Today I am particularly excited as we have recently eclipsed our one-year anniversary at the company. Since last July, this management team has been unrelenting in our quest to deliver on our promises, which have been validated by our operational results. We’ve proven our thesis that a well-planned business, combined with leading technology, creates a differentiated, durable and sustainable business model. By leveraging our past experiences, we have retooled EQT into a fit-for-purpose modern shale business."

Rice continued, “As evident in today’s announced results, our efforts have translated into a step-change in operational performance, at a faster pace than originally projected. At EQT, our mission is to be the clear operator of choice for all of our stakeholders. I am proud to say that EQT stands firmly on stable ground and we are primed to take this company to the next level. EQT is truly a rate of change story being written by a highly motivated and experienced management team, and I’m excited to continue our path towards maximizing value for all stakeholders.”

(1) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Second Quarter 2020 Financial and Operational Performance

	Three Months Ended June 30,
($ millions, except average realized price and EPS)	2020	2019	Change
Total sales volume (Bcfe)	346	370	(24)
Average realized price ($/Mcfe)	$2.36	$2.59	$(0.23)
Net (loss) income	$(263)	$126	$(389)
Adjusted net (loss) income (a)	$(45)	$22	$(67)
Adjusted EBITDA (a)	$334	$461	$(127)
Diluted earnings per share (EPS)	$(1.03)	$0.49	$(1.52)
Adjusted EPS (a)	$(0.18)	$0.09	$(0.27)
Net cash provided by operating activities	$447	$444	$3
Capital expenditures	$303	$466	$(163)
Free cash flow (a)	$(82)	$(81)	$(1)
(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Net loss for the three months ended June 30, 2020 was $263 million, $1.03 per diluted share, compared to net income for the same period in 2019 of $126 million, $0.49 per diluted share. The decrease was attributable primarily to decreased operating revenues, the loss on sale/exchange of long-lived assets, decreased dividend and other income and increased interest expense, partly offset by a gain on investment in Equitrans Midstream Corporation (Equitrans Midstream), increased income tax benefit, decreased depreciation and depletion expense and decreased selling, general and administrative expense.

On May 16, 2020, EQT made the strategic decision to temporarily curtail approximately 1.4 Bcfe per day of gross production, equivalent to approximately 1.0 Bcfe per day of net production, which remained shut-in for the duration of the second quarter 2020 (the Strategic Production Curtailments). Total sales volumes decreased 24 Bcfe compared to the same quarter last year due primarily to the Strategic Production Curtailments. In addition, average realized price was 9% lower at $2.36 per Mcfe, due to lower NYMEX prices and lower liquids prices, partly offset by higher cash settled derivatives.

Net cash provided by operating activities increased by $3 million and free cash flow(1) decreased by $1 million compared to the same quarter last year. Despite the impact of the Strategic Production Curtailments and a 9% lower average realized price, free cash flow remained consistent with the same quarter last year due to a $163 million decrease in capital expenditures. In addition, during the second quarter of 2020, free cash flow was negatively impacted by $54 million of premiums paid for the purchase of options with the primary purpose of reducing future NYMEX based payments that could be due in 2021, 2022 and 2023 associated with the new gas gathering agreement with Equitrans Midstream.

Per Unit Operating Costs
The following presents certain of the Company's production-related operating costs on a per unit basis.

	Three Months Ended June 30,		Six Months Ended June 30,
Per Unit ($/Mcfe)	2020	2019	2020	2019
Gathering	$0.73	$0.69	$0.70	$0.69
Transmission	0.35	0.40	0.36	0.39
Processing	0.10	0.09	0.09	0.09
Lease operating expense (LOE), excluding production taxes	0.07	0.05	0.07	0.05
Production taxes	0.04	0.05	0.03	0.05
Exploration	—	0.01	—	—
SG&A	0.13	0.23	0.11	0.18
Total per unit operating costs	$1.42	$1.52	$1.36	$1.45

Production depletion	$0.92	$1.00	$0.92	$1.00
Adjusted SG&A (a)	$0.13	$0.13	$0.11	$0.12
Adjusted interest expense (a)	$0.17	$0.14	$0.16	$0.14
(a) A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Liquidity
As of June 30, 2020, the Company had $38 million of credit facility borrowings and $0.8 billion of letters of credit outstanding under its $2.5 billion credit facility. As of June 30, 2020, total debt was $4,620 million and net debt(1) was $4,617 million compared to $5,293 million and $5,288 million, respectively, as of December 31, 2019.

As of July 22, 2020, the Company had sufficient unused borrowing capacity under its credit facility, net of letters of credit, to satisfy any collateral requests that its counterparties would be permitted to seek. As of July 22, 2020, such amounts could be up to approximately $1.1 billion, inclusive of assurances posted of approximately $0.8 billion of letters of credit and $0.1 billion of surety bonds.

OPERATIONAL UPDATE
In early July, the Company began a moderated approached to bring back on-line production which was curtailed in May as a result of the Strategic Production Curtailments. To-date, the Company has seen no degradation to well performance and all curtailed production has been returned to sales.

During the second quarter 2020, the Company continued to realize a step-change in operational performance, driven by strong schedule design, consistent application of a proven well design, and efficient drilling and completion operations. These efficiencies required less resources necessary to deliver planned activity levels and led to improved capital deployment during the second quarter 2020, as the Company developed its Pennsylvania Marcellus wells for $680 per foot, $50 per foot below its well cost target of $730 per foot.

Since the change in management in July 2019, the Company has realized steady and consistent operational improvements. Production uptime on producing wells was over 98% during the second quarter 2020, horizontal drilling speeds have improved by 63% year-over-year and 12% quarter-over-quarter, and the utilization of next generation frac technology has driven a 20% improvement in pumping time and stages per day, since July 2019.

In June, EQT reached an industry first by drilling 10,566 feet, or more than 2-miles, in a 24-hour period, exemplifying the Company's enhanced operational performance. EQT continues to push the operational and technological boundaries to drive value creation.

The tables below reflect the Company’s operational activity during the second quarter 2020 and planned activity for the third quarter and full year 2020.

Wells Drilled (SPUD)
	PA Marcellus			WV Marcellus			OH Utica
	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E
Net Wells	21	17	69	3	15	24	2	—	3
Net Avg. Lateral (ft.)	12,980	11,560	12,560	13,360	11,530	11,860	12,150	—	13,130

Wells Horizontally Drilled
	PA Marcellus			WV Marcellus			OH Utica
	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E
Net Wells	21	21	82	—	7	9	4	1	8
Net Avg. Lateral (ft.)	11,870	13,400	12,060	—	9,020	10,030	12,200	12,030	12,190

Wells Completed (Frac)
	PA Marcellus			WV Marcellus			OH Utica
	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E
Net Wells	27	21	79	3	—	3	10	—	15
Net Avg. Lateral (ft.)	11,100	12,390	11,730	4,420	—	4,420	9,980	—	10,560

Wells Turned-in-Line (TIL)
	PA Marcellus			WV Marcellus			OH Utica
	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E	2Q20A	3Q20E	FY20E
Net Wells	14	15	89	3	—	7	10	0	10
Net Avg. Lateral (ft.)	10,840	13,540	11,470	4,420	—	7,130	9,980	—	9,980

2020 GUIDANCE

Production	Q3 2020	Full-Year 2020
Total sales volume (Bcfe)	360 - 380	1,450 - 1,500
Liquids sales volume, excluding ethane (Mbbls)	1,700 - 1,800	7,600 - 7,700
Ethane sales volume (Mbbls)	1,100 - 1,200	4,400 - 4,500
Total liquids sales volume (Mbbls)	2,800 - 3,000	12,000 - 12,200

Btu uplift (MMbtu / Mcf)		1.045 - 1.055

Average differential ($ / Mcf)	$(0.50) - $(0.30)	$(0.40) - $(0.20)

Resource Counts
Top-hole Rigs		2
Horizontal Rigs		2 - 3
Frac Crews		2 - 3

Per Unit Operating Costs ($ / Mcfe)
Gathering (a)		$0.71 - $0.73
Transmission (a)		$0.35 - $0.37
Processing		$0.07 - $0.09
LOE, excluding production taxes		$0.07 - $0.09
Production taxes		$0.03 - $0.05
SG&A		$0.09 - $0.11
Total per unit operating costs		$1.32 - $1.44

Adjusted interest expense (b)		$0.16 - $0.17

Financial ($ Billions)
Adjusted EBITDA (b)		$1.500 - $1.600
Adjusted operating cash flow (b)		$1.350 - $1.450
Capital expenditures		$1.075 - $1.175
Free cash flow (b)		$0.250 - $0.350

Based on NYMEX natural gas price of $1.91 per MMbtu as of June 30,2020.

(a) Certain in-basin transportation expenses previously recorded in Transmission have been reclassified to Gathering to provide additional clarity into costs associated with transporting EQT's gas outside of the Appalachian Basin and to align with the reporting of such expenses in EQT's financial statement disclosures.
(b) Non-GAAP financial measure. See the Non-GAAP Disclosures section for the definition of, and other important information regarding, the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide a projection of its 2020 net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted operating cash flow and free cash flow, or a projection of its 2020 net income, the most comparable financial measure calculated in accordance with GAAP, to projected adjusted EBITDA.

Second Quarter 2020 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com and on the investor information page of the Company's web site at ir.eqt.com, with a replay available for seven days following the call.

HEDGING (as of July 22, 2020)
The Company’s total natural gas production NYMEX hedge positions are:

	2020 (a)	2021	2022	2023	2024
Swaps:
Volume (MMDth)	575	467	—	2	2
Average Price ($/Dth)	$2.74	$2.50	$—	$2.67	$2.67
Calls – Net Short:
Volume (MMDth)	200	219	284	77	15
Average Short Strike Price ($/Dth)	$2.91	$2.90	$2.89	$2.89	$3.11
Puts – Net Long:
Volume (MMDth)	69	57	135	69	15
Average Long Strike Price ($/Dth)	$2.29	$2.38	$2.35	$2.40	$2.45
Fixed Price Sales (b):
Volume (MMDth)	5	72	3	3	—
Average Price ($/Dth)	$2.66	$2.50	$2.52	$2.38	$—

(a) July 1 - December 31, 2020.
(b) The difference between the fixed price and NYMEX price is included in average differential presented in the Company’s price reconciliation.

For 2020 (July 1 - December 31), 2021, 2022, 2023 and 2024, the Company has natural gas sales agreements for approximately 6 MMDth, 18 MMDth, 18 MMDth, 88 MMDth and 11 MMDth, respectively, that include average NYMEX ceiling prices of $3.60, $3.17, $3.17, $2.84 and $3.21, respectively. The Company has also entered into derivative instruments to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

NON-GAAP DISCLOSURES

Adjusted Net (Loss) Income and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net (loss) income is defined as net (loss) income, excluding impairments, transaction, proxy and reorganization costs, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EPS is defined as adjusted net (loss) income divided by diluted weighted average common shares outstanding. Adjusted net (loss) income and adjusted EPS are non-GAAP supplemental financial measures used by the Company's management to evaluate period-over-period earnings trends. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted net (loss) income and adjusted EPS to evaluate earnings trends because the measures reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. These measures also exclude other items that affect the comparability of results or that are not indicative of trends in the ongoing business.

Adjusted net (loss) income and adjusted EPS should not be considered as alternatives to net (loss) income or diluted EPS presented in accordance with GAAP.

The table below reconciles adjusted net (loss) income and adjusted EPS with net (loss) income and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands, except per share information)
Net (loss) income	$(263,075)	$125,566	$(430,214)	$316,257
Add (deduct):
Loss on sale/exchange of long-lived assets	49,207	—	98,059	—
Impairment and expiration of leases	41,279	48,584	95,047	78,118
Transaction, proxy and reorganization	4,745	21,518	4,745	25,607
Gain on derivatives not designated as hedges	(26,426)	(407,635)	(415,862)	(275,639)
Net cash settlements received (paid) on derivatives not designated as hedges	315,393	53,144	561,129	(10,490)
Premiums received (paid) for derivatives that settled during the period	2,076	4,769	(1,479)	7,206
Litigation expense	—	37,786	—	45,786
Gain on Equitrans Share Exchange	—	—	(187,223)	—
(Gain) loss on investment in Equitrans Midstream Corporation	(82,983)	104,741	307,645	15,686
Loss on debt extinguishment	353	—	16,963	—
Non-cash interest expense (amortization) (a)	5,481	—	7,741	—
Tax impact of non-GAAP items (b)	(91,286)	33,524	(63,866)	31,339
Adjusted net (loss) income	$(45,236)	$21,997	$(7,315)	$233,870
Diluted weighted average common shares outstanding	255,524	255,223	255,477	255,211
Diluted EPS	$(1.03)	$0.49	$(1.68)	$1.24
Adjusted EPS	$(0.18)	$0.09	$(0.03)	$0.92

(a)As a result of increased significance of non-cash interest expense (amortization) in 2020, this line item was added as an adjustment to the calculation of adjusted net income for the three and six months ended June 30, 2020. Had adjusted net income been calculated on a consistent basis, it would have been $2.2 million and $4.6 million higher for the three and six months ended June 30, 2019, respectively, than the numbers presented herein.

(b)The tax impact of non-GAAP items represents the incremental tax (benefit) expense that would have been incurred had these items been excluded from net (loss) income, which resulted in blended tax rates of 29.5% and 24.5% for the three months ended June 30, 2020 and 2019, respectively, and 13.1% and 27.6% for the six months ended June 30, 2020 and 2019, respectively. The 2020 rate differs from the Company's statutory tax rate due primarily to valuation allowances provided against federal and state deferred tax assets for additional unrealized losses on the Company's investment in Equitrans Midstream Corporation that, if sold, would result in capital losses.

Adjusted EBITDA
Adjusted EBITDA is defined as net (loss) income, excluding interest expense, income tax (benefit) expense, depreciation and depletion, amortization of intangible assets, impairments, transaction, proxy and reorganization costs, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net (loss) income presented in accordance with GAAP.

The table below reconciles adjusted EBITDA with net (loss) income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands)
Net (loss) income	$(263,075)	$125,566	$(430,214)	$316,257
Add (deduct):
Interest expense	65,386	50,503	127,760	107,076
Income tax (benefit) expense	(103,003)	38,865	(70,181)	77,099
Depreciation and depletion	323,096	372,413	680,622	763,526
Amortization of intangible assets	7,477	10,342	14,955	20,684
Loss on sale/exchange of long-lived assets	49,207	—	98,059	—
Impairment and expiration of leases	41,279	48,584	95,047	78,118
Transaction, proxy and reorganization	4,745	21,518	4,745	25,607
Gain on derivatives not designated as hedges	(26,426)	(407,635)	(415,862)	(275,639)
Net cash settlements received (paid) on derivatives not designated as hedges	315,393	53,144	561,129	(10,490)
Premiums received (paid) for derivatives that settled during the period	2,076	4,769	(1,479)	7,206
Litigation expense	—	37,786	—	45,786
Gain on Equitrans Share Exchange	—	—	(187,223)	—
(Gain) loss on investment in Equitrans Midstream Corporation	(82,983)	104,741	307,645	15,686
Loss on debt extinguishment	353	—	16,963	—
Adjusted EBITDA	$333,525	$460,596	$801,966	$1,170,916

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net (loss) income includes the impact of depreciation and depletion expense, income tax expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Adjusted Operating Cash Flow and Free Cash Flow
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures. Adjusted operating cash flow and free cash flow are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow and free cash flow should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted operating cash flow and free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands)
Net cash provided by operating activities	$446,859	$443,546	$947,121	$1,314,833
Decrease (increase) in changes in other assets and liabilities	(226,134)	(57,845)	(213,749)	(281,779)
Adjusted operating cash flow	$220,725	$385,701	$733,372	$1,033,054
Less: capital expenditures	302,700	466,387	564,832	942,409
Free cash flow	$(81,975)	$(80,686)	$168,540	$90,645

The Company has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow and free cash flow to projected net cash provided by operating activities, without unreasonable effort.

Adjusted Operating Revenues
Adjusted operating revenues is defined as total operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and net marketing services and other revenues. Adjusted operating revenues (also referred to as total natural gas & liquids sales, including cash settled derivatives) is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted operating revenues to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes net marketing services and other revenues because it is unrelated to the revenue for the Company's natural gas and liquids production. Adjusted operating revenues should not be considered as an alternative to total operating revenues presented in accordance with GAAP.

The table below reconciles adjusted operating revenues to total operating revenue, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
Total operating revenues	$527,074	$1,310,252	$1,634,131	$2,453,425
Add (deduct):
Gain on derivatives not designated as hedges	(26,426)	(407,635)	(415,862)	(275,639)
Net cash settlements received (paid) on derivatives not designated as hedges	315,393	53,144	561,129	(10,490)
Premiums received (paid) for derivatives that settled during the period	2,076	4,769	(1,479)	7,206
Net marketing services and other	(1,876)	(2,090)	(4,296)	(5,646)
Adjusted operating revenues	$816,241	$958,440	$1,773,623	$2,168,856

Total sales volume (MMcfe)	345,647	370,114	730,717	753,584
Average realized price ($/Mcfe)	$2.36	$2.59	$2.43	$2.88

Adjusted SG&A Per Unit
Adjusted SG&A per unit is defined as SG&A less litigation expense, divided by total sales volume. Adjusted SG&A per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted SG&A per unit to evaluate earnings trends because the measure excludes items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted SG&A per unit should not be considered as an alternative to SG&A presented in accordance with GAAP.

The table below reconciles adjusted SG&A per unit with SG&A, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
Selling, general and administrative	$43,341	$86,208	$78,279	$135,186
Less: Litigation expense	—	37,786	—	45,786
Adjusted SG&A	$43,341	$48,422	$78,279	$89,400

Total sales volume (MMcfe)	345,647	370,114	730,717	753,584
Adjusted SG&A per unit ($/Mcfe)	$0.13	$0.13	$0.11	$0.12

Adjusted Interest Expense Per Unit
Adjusted interest expense per unit is defined as interest expense less non-cash interest expense (amortization) of debt discounts and issuance costs divided by total sales volume. Adjusted interest expense per unit is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period interest expense which required cash payments. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted interest expense per unit to evaluate interest expense which required cash payments because the measure excludes non-cash interest expense (amortization) that affects the comparability of results and does not result in cash payments. Adjusted interest expense per unit should not be considered as an alternative to interest expense presented in accordance with GAAP.

The table below reconciles adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Operations to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
Interest expense	$65,386	$50,503	$127,760	$107,076
Less: Non-cash interest expense (amortization) (a)	5,481	—	7,741	—
Adjusted interest expense	$59,905	$50,503	$120,019	$107,076

Total sales volume (MMcfe)	345,647	370,114	730,717	753,584
Adjusted interest expense per unit ($/Mcfe)	$0.17	$0.14	$0.16	$0.14

(a)As a result of increased significance of non-cash interest expense (amortization) in 2020, this line item was added as an adjustment to the calculation of adjusted interest expense for the three and six months ended June 30, 2020. Had adjusted interest expense been calculated on a consistent basis, it would have been $2.2 million and $4.6 million lower for the three and six months ended June 30, 2019, respectively, than the numbers presented herein.

The table below reconciles the full-year 2020 forecasted ranges of adjusted interest expense per unit with interest expense, the most comparable financial measure calculated in accordance with GAAP.

	Year Ended December 31, 2020
	(Thousands, unless noted)
Interest expense	$260,000	$270,000
Less: Non-cash interest expense (amortization)	22,000	22,000
Adjusted interest expense	$238,000	$248,000

Total sales volume (MMcfe)	1,500,000	1,450,000
Adjusted interest expense per unit ($/Mcfe)	$0.16	$0.17

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, term loan borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Balance Sheets to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

	June 30, 2020	March 31, 2020	December 31, 2019
	(Thousands)
Current portion of debt	$16,309	$16,256	$16,204
Credit facility borrowings	38,000	—	294,000
Term loan facility borrowings	—	799,574	999,353
Senior notes (a)	4,463,548	4,117,256	3,878,366
Note payable to EQM Midstream Partners, LP	102,483	103,778	105,056
Total debt	4,620,340	5,036,864	5,292,979
Less: Cash and cash equivalents	2,968	18,651	4,596
Net debt	$4,617,372	$5,018,213	$5,288,383

(a)Senior notes included the convertible senior notes which, at issuance, were recorded in the consolidated financial statements at fair value. The debt discount, which is the excess of the principal amount of $500 million over its fair value at issuance, will be amortized to interest expense over the term of the convertible senior notes, which is approximately 6 years. As of June 30, 2020, the carrying amount of the convertible senior notes was approximately $349 million. See the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 for further discussion.

Investor Contact:
Andrew Breese
Director, Investor Relations
412.395.2555
ABreese@eqt.com

About EQT Corporation
EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at https://ir.eqt.com.

Cautionary Statements
Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation and its subsidiaries (collectively, the Company), including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, type, spacing, average lateral length and location of wells to be drilled or turned-in-line, the number and type of drilling rigs and, the number of frac crews); projections of wells SPUD, horizontally drilled, completed and turned-in-line; projected natural gas prices, basis and average differential; potential impacts to the Company's business and operations resulting from the COVID-19 pandemic; the effects of the COVID-19 pandemic and actions taken by the Organization of the Petroleum Exporting Countries and other allied countries (collectively known as OPEC+) as it pertains to the global supply and demand of, and prices for, natural gas, NGLs and oil; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volume and growth rates (including liquids sales volume and growth rates); projected drilling and completions (D&C) costs, other well costs, unit costs and G&A expenses; projected reductions in expenses, capital costs and well costs, the projected timing of achieving such reductions and the Company's ability to achieve such reductions; infrastructure programs; the Company's ability to successfully implement and execute the executive management team’s operational, organizational and technological initiatives, and achieve the anticipated results of such initiatives; the projected reduction of the Company's gathering and compression rates resulting from the Company's consolidated gas gathering and compression agreement with EQM Midstream Partners, LP, and the anticipated cost savings and other strategic benefits associated with the execution of such agreement; monetization transactions, including asset sales, joint ventures or other transactions involving the Company's assets, the timing of such monetization transactions, if at all, the projected proceeds from such monetization transactions and the Company's planned use of such proceeds; the amount and timing of any redemptions, repayments or repurchases of the Company's common stock, outstanding debt securities or other debt instruments; the Company’s ability to reduce its debt and the timing of such reductions, if any; projected free cash flow, adjusted interest expense, adjusted operating cash flow, and adjusted EBITDA, liquidity and financing requirements, including funding sources and availability; the Company's ability to maintain or improve its credit ratings, leverage levels and financial profile; the Company’s hedging strategy; the Company’s tax position and projected effective tax rate; and the expected impact of changes in tax laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, NGLs and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; uncertainties related to the severity, magnitude and duration of the COVID-19 pandemic; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by Part II, Item 1A, “Risk Factors” in the Company's subsequently filed Quarterly Reports on Form 10-Q and other documents the Company files from time to time with the Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$498,772	$900,527	$1,213,973	$2,172,140
Gain on derivatives not designated as hedges	26,426	407,635	415,862	275,639
Net marketing services and other	1,876	2,090	4,296	5,646
Total operating revenues	527,074	1,310,252	1,634,131	2,453,425
Operating expenses:
Transportation and processing	405,636	436,984	845,470	876,230
Production	38,329	36,316	78,709	79,724
Exploration	876	1,857	1,799	2,864
Selling, general and administrative	43,341	86,208	78,279	135,186
Depreciation and depletion	323,096	372,413	680,622	763,526
Amortization of intangible assets	7,477	10,342	14,955	20,684
Loss on sale/exchange of long-lived assets	49,207	—	98,059	—
Impairment and expiration of leases	41,279	48,584	95,047	78,118
Transaction, proxy and reorganization	4,745	21,518	4,745	25,607
Total operating expenses	913,986	1,014,222	1,897,685	1,981,939
Operating (loss) income	(386,912)	296,030	(263,554)	471,486
Gain on Equitrans Share Exchange	—	—	(187,223)	—
(Gain) loss on investment in Equitrans Midstream Corporation	(82,983)	104,741	307,645	15,686
Dividend and other income	(3,590)	(23,645)	(28,304)	(44,632)
Loss on debt extinguishment	353	—	16,963	—
Interest expense	65,386	50,503	127,760	107,076
(Loss) income before income taxes	(366,078)	164,431	(500,395)	393,356
Income tax (benefit) expense	(103,003)	38,865	(70,181)	77,099
Net (loss) income	$(263,075)	$125,566	$(430,214)	$316,257

(Loss) earnings per share of common stock:
Basic:
Weighted average common stock outstanding	255,524	255,099	255,477	254,975
Net (loss) income	$(1.03)	$0.49	$(1.68)	$1.24
Diluted:
Weighted average common stock outstanding	255,524	255,223	255,477	255,211
Net (loss) income	$(1.03)	$0.49	$(1.68)	$1.24

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Thousands, unless noted)
NATURAL GAS
Sales volume (MMcf)	325,248	351,211	694,990	714,928
NYMEX price ($/MMBtu) (a)	$1.71	$2.64	$1.84	$2.90
Btu uplift	0.09	0.12	0.09	0.14
Natural gas price ($/Mcf)	$1.80	$2.76	$1.93	$3.04

Basis ($/Mcf) (b)	$(0.36)	$(0.36)	$(0.29)	$(0.20)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	(0.02)	(0.05)	0.02	(0.08)
Average differential, including cash settled basis swaps ($/Mcf)	$(0.38)	$(0.41)	$(0.27)	$(0.28)

Average adjusted price ($/Mcf)	$1.42	$2.35	$1.66	$2.76
Cash settled derivatives (not designated as hedges) ($/Mcf)	1.00	0.20	0.79	0.07
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.42	$2.55	$2.45	$2.83
Natural gas sales, including cash settled derivatives	$786,595	$896,441	$1,702,006	$2,025,642

LIQUIDS
Natural gas liquids (NGLs), excluding ethane:
Sales volume (MMcfe) (c)	10,572	11,201	21,392	23,750
Sales volume (Mbbl)	1,762	1,867	3,565	3,958
Price ($/Bbl)	$13.52	$21.15	$16.08	$25.75
Cash settled derivatives (not designated as hedges) ($/Bbl)	(0.52)	2.86	(0.26)	2.22
Average NGLs price, including cash settled derivatives ($/Bbl)	$13.00	$24.01	$15.82	$27.97
NGLs sales	$22,910	$44,821	$56,421	$110,724
Ethane:
Sales volume (MMcfe) (c)	8,769	6,455	12,098	12,393
Sales volume (Mbbl)	1,461	1,076	2,016	2,066
Price ($/Bbl)	$3.38	$6.54	$3.56	$6.87
Ethane sales	$4,941	$7,038	$7,186	$14,190
Oil:
Sales volume (MMcfe) (c)	1,058	1,247	2,237	2,513
Sales volume (Mbbl)	176	208	373	419
Price ($/Bbl)	$10.17	$48.78	$21.48	$43.69
Oil sales	$1,795	$10,140	$8,010	$18,300

Total liquids sales volume (MMcfe) (c)	20,399	18,903	35,727	38,656
Total liquids sales volume (Mbbl)	3,399	3,151	5,954	6,443
Total liquids sales	$29,646	$61,999	$71,617	$143,214

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (d)	$816,241	$958,440	$1,773,623	$2,168,856
Total sales volume (MMcfe)	345,647	370,114	730,717	753,584
Average realized price ($/Mcfe)	$2.36	$2.59	$2.43	$2.88

(a)The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu)) was $1.72 and $2.64 for the three months ended June 30, 2020 and 2019, respectively, and $1.83 and $2.89 for the six months ended June 30, 2020 and 2019, respectively.
(b)Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)NGLs, ethane and oil were converted to Mcfe at the rate of six Mcfe per barrel.
(d)Also referred to in this report as adjusted operating revenues, a non-GAAP supplemental financial measure.